Exhibit 4.16

THIS INDEMNITY is given on the [              ] day of [                            ] Two thousand and Twenty One by NatWest Group plc (“NWG”) which has its registered office situated at 36 St Andrew Square, Edinburgh, EH2 2YB to [Name of Director] (“the Director”).

WHEREAS the Director is a duly appointed director or officer of NWG and/or a wholly-owned subsidiary of NWG (collectively, “the NatWest Group”) and may be required, in connection with the business of the NatWest Group and subject to the Director’s consent, to accept office as:

(i)           a director or officer of any company within the NatWest Group; and/or

(ii)          as appropriate, an authorised or approved person, (or equivalent) under the rules of any regulatory body; and/or

(iii)         a director or officer of a company in which a member of the NatWest Group is to invest or has invested in less than 50 per cent of the issued share capital of such company (an “Investee Company”).

NOW THIS INDEMNITY WITNESSETH that in consideration of the Director continuing in or accepting (as the case may be) office as a director or officer of any company within the NatWest Group, or as an authorised or approved person (or equivalent), or as a director or officer of an Investee Company as contemplated above, NWG hereby covenants with the Director that NWG will, at all times, hereafter indemnify and keep indemnified the Director, his estate and his personal representatives from all costs, charges, losses, expenses and liabilities incurred by him in the actual or purported execution and/or discharge of his duties and/or the exercise or purported exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office including (without prejudice to the generality of the foregoing) any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of any company within the NatWest Group (or of an Investee Company) and in which decree or judgement is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application for relief from liability in respect of any such act or omission in which relief is granted to him by the Court.

PROVIDED THAT this Indemnity is given subject to the provisions of Section 234 Companies Act 2006.

THE DIRECTOR as a condition precedent to his right to be indemnified hereunder, shall, to the full extent permitted by law or other applicable regulatory requirements:

(i)           notify NWG in writing, addressed to the Chief Governance Officer and Company Secretary, as soon as reasonably possible after having knowledge or becoming aware, of any such claim made against him or any circumstances which may subsequently give rise to a claim against him or lead to an official investigation, examination or other proceedings referred to above;

(ii)          keep NWG, through its Chief Governance Officer and Company Secretary and or such individual nominated for that purpose by the Chief Governance Officer and Company Secretary, informed of all matters and supply such information as NWG shall request pertaining to any such claim and any such official investigation, examination or other proceedings referred to above;

(iii)         obtain the prior consent of NWG before incurring any costs, charges or expenses in connection with any such claim, admitting any liability for or settling or compromising any such claim, and delegate to NWG the conduct of the defence against any such claim at such time and to such extent as shall be requested by NWG, and further render or cause to be rendered to NWG all such assistance as NWG shall require in connection therewith; and

(iv)         use his best endeavours to have recourse to any indemnity or insurance to which he may be entitled before claiming his rights hereunder.

IN THE EVENT that the Director shall have incurred any tax liability as a result of any payment hereunder, the amount of such payment to be made by NWG to the Director shall be increased to the extent necessary to ensure that after taking into account such tax liability the Director will receive a net sum equal to the sum he would have received or retained had there been no such tax liability.

THIS INDEMNITY shall be construed in accordance with the laws of Scotland and shall extend to claims against the Director enforceable in any other jurisdiction and be fully effectual as and from the [                      ] day of [                            ] Two Thousand and [            ].

Signed for and on behalf of NatWest Group plc conform to Commission dated the Thirty first day of December Two Thousand and Twenty and registered in the Books of Council and Session on the [  ] day of [  ] Two Thousand and Twenty One.

…………………………….	…………………………….
Commissioner and Attorney	[Name of Director]